Exhibit 10.2

EXECUTION VERSION

TAX MATTERS AGREEMENT

BY AND AMONG

INGERSOLL-RAND PLC,

INGERSOLL-RAND LUX INTERNATIONAL HOLDING COMPANY S.À R.L.,

INGERSOLL-RAND SERVICES COMPANY,

INGERSOLL-RAND U.S. HOLDCO, INC.,

AND

GARDNER DENVER HOLDINGS, INC.

February 29, 2020

i

TAX MATTERS AGREEMENT

This TAX MATTERS AGREEMENT (this “Agreement”) is made and entered into as of February 29, 2020, by and among Ingersoll-Rand Plc, a Republic of Ireland public limited company (“Moon”), Ingersoll-Rand Lux International Holding Company S.à r.l., a Luxembourg société à responsibilité limitée (“Moon LuxCo”), Ingersoll-Rand Services Company, a Delaware corporation (“SpinCo Borrower”), Ingersoll-Rand U.S. HoldCo, Inc., a Delaware corporation and wholly owned subsidiary of Moon (“SpinCo”), and Gardner Denver Holdings, Inc., a Delaware corporation (“Clover,” and together with Moon and SpinCo, the “Parties,” and each a “Party”).

RECITALS

WHEREAS, the Board of Directors of Moon has determined that it is in the best interests of Moon and its shareholders to separate the SpinCo Business from the Moon Business and to divest the SpinCo Business in the manner contemplated by the Separation and Distribution Agreement by and between Moon and SpinCo, dated as of April 30, 2019 (the “Separation and Distribution Agreement”) and the Merger Agreement;

WHEREAS, the Board of Directors of Moon and the Board of Directors of SpinCo have approved the transfer of the SpinCo assets to SpinCo and its Affiliates and the assumption by SpinCo and its Affiliates of the SpinCo liabilities, all as more fully described in the Separation and Distribution Agreement and the other Transaction Documents;

WHEREAS, upon the terms and subject to the conditions set forth in the Separation and Distribution Agreement, on the Distribution Date, Moon will either (a) cause Moon shareholders to receive on a pro rata basis for no consideration all the shares of SpinCo Common Stock, or (b) consummate an offer to exchange (the “Exchange Offer”) shares of SpinCo Common Stock for outstanding shares of Moon Common Stock and, in the event that Moon’s shareholders subscribe for less than all of the SpinCo Common Stock in the Exchange Offer, Moon will distribute, pro rata to its shareholders, any unsubscribed SpinCo Common Stock on the Distribution Date immediately following the consummation of the Exchange Offer (in each case, the “Distribution”);

WHEREAS, pursuant to the Agreement and Plan of Merger, dated as of April 30, 2019 (the “Merger Agreement”), by and among Moon, SpinCo, Clover, and Clover Merger Sub Inc., a Delaware corporation (“Merger Sub”), immediately following the Distribution, Merger Sub will merge with and into SpinCo (the “Merger”) and all shares of SpinCo Common Stock will be converted into common stock, $0.01 par value, of Clover, upon the terms and subject to the conditions set forth in the Merger Agreement;

WHEREAS, it is the intention of the Parties that, for U.S. federal income Tax purposes: (a) the Contribution and Distribution qualify as tax‑free under Sections 368(a), 361 and 355 of the Code; (b) each of the transactions described on Schedule 7.3(b) to the Merger Agreement qualify as either a “distribution” under Section 355 of the Code or as a “reorganization” under Sections 368(a), 361 and 355 of the Code; (c) the Merger qualify as a “reorganization” within the meaning of Section 368(a) of the Code; (d) no income, gain or loss be recognized as a result of such transactions described in clauses (a), (b) and (c) by any of Moon, SpinCo, Clover, their respective Subsidiaries, the holders of SpinCo Common Stock (except with respect to the receipt of cash in lieu of fractional shares of Clover Common Stock) or the holders of Moon Common Stock (except with respect to the receipt of cash in lieu of fractional shares of SpinCo Common Stock, if any); and (e) each of the Merger Agreement and the Separation and Distribution Agreement constitute a “plan of reorganization” within the meaning of Sections 1.368‑2(g) and 1.368‑3(a) of the Treasury Regulations; and

WHEREAS, the Parties wish to (a) provide for the payment of Tax liabilities and entitlement to refunds thereof, allocate responsibility for, and cooperation in, the filing of Tax Returns, and provide for certain other matters relating to Taxes and (b) set forth certain covenants and indemnities relating to the preservation of the tax-free status of certain Separation Transactions and the Merger.

NOW, THEREFORE, in consideration of the foregoing and the terms, conditions, representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I

Definition of Terms

For purposes of this Agreement (including the recitals hereof), the following terms have the following meanings:

“Action” has the meaning set forth in the Separation and Distribution Agreement.

“Active Business” means any business relied on to satisfy (i) the active trade or business requirement of Section 355(b) (taking into account Section 355(b)(3) of the Code) or (ii) the continuity of business enterprise requirements under Section 1.355-3 and Treasury Regulations Section 1.368-1(d), to the extent identified as such in the Tax Materials; provided, that none of the businesses specified on Schedule I shall constitute an “Active Business.”

“Active Business Entities” means any entity identified in the Tax Materials as conducting an Active Business as of the Distribution Date.

“Affiliate” has the meaning set forth in the Separation and Distribution Agreement.

“Business Day” means any day that is not a Saturday, Sunday or other day on which the Federal Reserve Bank of New York is closed.

“Capital Stock” means all classes or series of capital stock of a Person, including (i) common stock, (ii) all options, warrants and other rights to acquire such capital stock and (iii) all instruments properly treated as stock in such Person for U.S. federal income tax purposes.

“Clover Common Stock” has the meaning set forth in the Merger Agreement.

“Clover Consolidated Return” means any Combined Income Tax Return that includes Clover or any Clover Entity that is not a Moon Consolidated Return.

“Clover Entity” means any Subsidiary of Clover immediately after the effectiveness of the Merger that is not a member of the SpinCo Group.

“Clover Group” means, individually or collectively, as the case may be, Clover and any Clover Entities.

“Clover Tax Opinion” has the meaning set forth in the Merger Agreement.

“Code” means the U.S. Internal Revenue Code of 1986.

“Combined Group” means any group that filed or was required to file (or will file or be required to file) a Tax Return on an affiliated, consolidated, combined, unitary, fiscal unity or other group basis under any applicable Tax Law.

“Combined Income Tax Return” means any Tax Return filed in respect of U.S. federal, state, local or non-U.S. Income Taxes for a Combined Group.

“Contribution” has the meaning set forth in the Separation and Distribution Agreement.

“Distribution” has the meaning set forth in the Separation and Distribution Agreement.

“Distribution Date” has the meaning set forth in the Separation and Distribution Agreement.

“Distribution Tax-Related Losses” means (a) all Distribution Taxes imposed pursuant to any settlement, Final Determination, judgment or otherwise and (b) all reasonable accounting, legal and other professional fees and court costs incurred in connection with such Distribution Taxes, in each case, resulting from the failure of any Separation Transaction or the Merger to qualify for the Intended Tax Treatment.

“Distribution Taxes” means, without duplication, any and all Taxes (a) required to be paid by or imposed on Moon or any of its Affiliates resulting from, or directly arising in connection with, the failure of the Contribution and Distribution, taken together, to qualify as a reorganization described in Sections 355(a) and 368(a)(1)(D) of the Code (or the failure to qualify under or the application of corresponding provisions of U.S. state or local Tax Laws); (b) required to be paid by or imposed on Moon or any of its Affiliates resulting from, or directly arising in connection with, the failure of the stock distributed in the Distribution to constitute “qualified property” for purposes of Sections 355(d), 355(e) and Section 361(c) of the Code (or any corresponding provision of the U.S. state or local Tax Laws); or (c) required to be paid by or imposed on Moon or any of its Affiliates resulting from, or directly arising in connection with, the failure of any Separation Transaction to qualify for the Intended Tax Treatment.

“Distribution Time” has the meaning set forth in the Separation and Distribution Agreement.

“Due Date” means (a) with respect to a Tax Return, the date (taking into account all valid extensions) on which such Tax Return is required to be filed under applicable Law and (b) with respect to a payment of Taxes, the date on which such payment is required to be made, which shall in any case be no later than the payment date required to avoid the incurrence of interest, penalties and additions to Tax.

“Effective Time” has the meaning set forth in the Merger Agreement.

“Employee Matters Agreement” has the meaning set forth in the Merger Agreement.

“Extraordinary Transaction” means any action that is not in the ordinary course of business, but shall not include any action expressly required or permitted by the Separation and Distribution Agreement, the Merger Agreement or any Transaction Document or that is undertaken pursuant to the Separation Transactions or the Merger.

“Final Determination” means the final resolution of liability for any Tax, which resolution may be for a specific issue or adjustment or for a taxable period, (a) by IRS Form 870 or 870-AD (or any successor forms thereto), on the date of acceptance by or on behalf of the taxpayer, or by a comparable form under the laws of a state, local, or non-U.S. taxing jurisdiction, except that a Form 870 or 870-AD or comparable form shall not constitute a Final Determination to the extent that it reserves (whether by its terms or by operation of law) the right of the taxpayer to file a claim for refund or the right of the Tax Authority to assert a further deficiency in respect of such issue or adjustment or for such taxable period (as the case may be); (b) by a decision, judgment, decree, or other order by a court of competent jurisdiction, which has become final and unappealable; (c) by a closing agreement or accepted offer in compromise under Sections 7121 or 7122 of the Code, or a comparable agreement under the laws of a state, local, or non-U.S. taxing jurisdiction; (d) by any allowance of a refund or credit in respect of an overpayment of Tax, but only after the expiration of all periods during which such refund may be recovered (including by way of offset) by the jurisdiction imposing such Tax; (e) by a final settlement resulting from a treaty-based competent authority determination; or (f) by any other final disposition, including by reason of the expiration of the applicable statute of limitations or by mutual agreement of the Parties.

“Group” means the Moon Group, the SpinCo Group, the Clover Group, or one or more such Groups, in each case, as the context requires.

“Income Tax Returns” means all Tax Returns that relate to Income Taxes.

“Income Taxes” means all Taxes based upon, measured by, or calculated with respect to (i) net income or profits (including any capital gains tax), (ii) multiple bases (including corporate franchise and business Taxes) if one or more bases upon which such Tax is determined is described in clause (i) above, and (iii) in each case, any such Tax that is a minimum Tax.

“Intended Tax Treatment” means that (i) the Contribution and Distribution, taken together, will constitute a tax-free reorganization to Moon and Moon shareholders for all purposes pursuant to Sections 355, 361 and 368(a)(1)(D) of the Code and the SpinCo Common Stock received pursuant to the Distribution will constitute “qualified property” for purposes of Sections 355 and 361(c) of the Code; (ii) the Merger will constitute a tax-free reorganization pursuant to Section 368(a) of the Code; (iii) the payment of the SpinCo Payment and distribution of any assets and liabilities that are not (x) SpinCo Assets (as defined in the Separation and Distribution Agreement), (y) SpinCo Liabilities (as defined in the Separation and Distribution Agreement) or (z) liabilities under the Financing (as defined in the Separation and Distribution Agreement) by the SpinCo Borrower (as defined in the Separation and Distribution Agreement) to Moon LuxCo will be a distribution described under Section 361(b) of the Code; (iv) each of the transactions described on Schedule 7.3(b) to the Merger Agreement qualify as either a “distribution” under Section 355 of the Code or as a “reorganization” under Sections 368(a), 361 and 355 of the Code, as applicable; and (v) any other transaction (or combination of transactions) undertaken pursuant to the Reorganization qualifies for tax-free treatment under applicable Law, as determined by Moon in its reasonable discretion and in accordance with the Plan of Reorganization, but, in the case of this clause (v), only to the extent that any such transaction (or combination of transactions) is undertaken pursuant to the Plan of Reorganization, and its intended tax-free treatment is described in a “more likely than not” (or higher level) opinion or memorandum of a Tax Advisor or ruling from a Tax Authority obtained by Moon (at the sole expense of the Moon Group) that has been provided to Clover prior to the Distribution Date.  The term “Intended Tax Treatment” will, as applicable, also include the qualification of each transaction described in clauses (i)-(v) above under comparable provisions of state or local Tax Law or, in the case of clause (v), non-U.S. Tax Law.

“IRS” means the United States Internal Revenue Service.

“Law” means any U.S. or non-U.S. federal, national, supranational, state, provincial, local or similar statute, law, ordinance, regulation, rule, code, administrative pronouncement, treaty, order, requirement or rule of law (including common law).

“Mixed Business Tax Return” means any Separate Entity Tax Return that reflects or reports Taxes that relate to at least one asset or activity that is part of the Moon Business, on the one hand, and at least one asset or activity that is part of the SpinCo Business, on the other hand.

“Moon Business” has the meaning set forth in the Separation and Distribution Agreement.

“Moon Consolidated Return” means any Combined Income Tax Return that includes any member of the Moon Group.

“Moon Consolidated Taxes” means any U.S. federal Income Taxes attributable to any Moon Consolidated Return.

“Moon Entity” means any Subsidiary of Moon from and after the Distribution Time.

“Moon Group” means, individually or collectively, as the case may be, Moon and any Moon Entities.

“Moon Tainting Act” means (a) any action (or the failure to take any action) within its control by Moon or any member of the Moon Group (including entering into any agreement, understanding or arrangement or any negotiations with respect to any transaction or series of transactions) that, (b) any event (or series of events) involving the Capital Stock of Moon, any assets of Moon or any assets of any member of the Moon Group that, or (c) any breach by Moon or any member of the Moon Group of any representation, warranty or covenant made by such Person in this Agreement that, in each case, would affect the Intended Tax Treatment or otherwise cause a Separation Transaction or the Merger to fail to qualify for its Intended Tax Treatment, other than, in each case, any action required by the Separation and Distribution Agreement, Merger Agreement or any Transaction Document or undertaken pursuant to the Distribution.

“Moon Taxes” means, without duplication, and after accounting for any adjustment pursuant to a Final Determination, (a) any Moon Consolidated Taxes, (b) any Income Taxes of (i) SpinCo or any member of the SpinCo Group for (A) any Pre-Distribution Period and (B) to the extent attributable to assets or activities of the Moon Business, as determined pursuant to Section 3.2, any Post-Distribution Period or (ii) Moon or a member of the Moon Group, but excluding in either case any Taxes included in clause (a)(i) of the definition of SpinCo Taxes, (c) any Other Taxes of (i) SpinCo or any member of the SpinCo Group attributable to assets or activities of the Moon Business, as determined pursuant to Section 3.2, or (ii) Moon or a member of the Moon Group, but excluding in either case any Taxes included in clause (b)(i) of the definition of SpinCo Taxes, (d) any Taxes imposed on SpinCo, Clover, or any member of the SpinCo Group or Clover Group under Treasury Regulations Section 1.1502-6 (or any equivalent provision of other Tax Law) as a result of SpinCo or any member of the SpinCo Group being or having been included as part of, or ceasing to be part of or owned by, a Combined Group with any Person that is not a member of the SpinCo Group on or prior to the Distribution Date, (e) subject to Section 3.1(c), any Taxes attributable to a Moon Tainting Act, (f) any Taxes of Moon or any Subsidiary of Moon or former Subsidiary of Moon, including members of the SpinCo Group (each, immediately prior to the Distribution Time) attributable to the Separation Transactions (including the settlement of any intercompany transactions), and (g) any Transfer Taxes; provided, that Moon Taxes shall not include any Taxes included in clauses (c), (d), (e) and (f) of the definition of SpinCo Taxes.

“Moon Tax Opinion” has the meaning set forth in the Merger Agreement.

“Other Taxes” means Taxes other than Income Taxes.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a governmental entity or any department, agency or political subdivision thereof, without regard to whether any entity is treated as disregarded for U.S. federal income tax purposes.

“Plan of Reorganization” has the meaning set forth in the Separation and Distribution Agreement.

“Post-Distribution Period” means any Tax Period beginning after the Distribution Date, and, in the case of any Straddle Period, the portion of such Straddle Period beginning the day after the Distribution Date.

“Pre-Distribution Period” means any Tax Period ending on or before the Distribution Date, and, in the case of any Straddle Period, the portion of such Straddle Period ending on the Distribution Date.

“Privilege” means any privilege that may be asserted under applicable Law, including, any privilege arising under or relating to the attorney-client relationship (including the attorney-client and work product privileges), the accountant-client privilege and any privilege relating to internal evaluation processes.

“Proposed Acquisition Transaction” means a transaction or series of transactions (or any agreement, understanding or arrangement, within the meaning of Section 355(e) of the Code and Treasury Regulations Section 1.355-7, or any other regulations promulgated thereunder, to enter into a transaction or series of transactions), whether such transaction is supported by management or shareholders of SpinCo or Clover, is a hostile acquisition, or otherwise, as a result of which SpinCo or Clover would merge or consolidate with any other Person or as a result of which one or more Persons would (directly or indirectly) acquire, or have the right to acquire, from SpinCo and/or one or more holders of outstanding shares of SpinCo Capital Stock (or the Capital Stock of any direct or indirect parent thereof), a number of shares of such Capital Stock that would, when combined with any other direct or indirect changes in ownership of such Capital Stock pertinent for purposes of Section 355(e) of the Code (including the Merger), comprise fifty percent (50%) or more of (i) the value of all outstanding shares of such Capital Stock as of the date of such transaction, or in the case of a series of transactions, the date of the last transaction of such series, or (ii) the total combined voting power of all outstanding shares of voting stock of SpinCo (or any direct or indirect parent thereof) as of the date of such transaction, or in the case of a series of transactions, the date of the last transaction of such series.  Notwithstanding the foregoing, a Proposed Acquisition Transaction shall not include (A) the adoption by Clover of a shareholder rights plan or (B) issuances by SpinCo or Clover that satisfy Safe Harbor VIII (relating to acquisitions in connection with a person’s performance of services) or Safe Harbor IX (relating to acquisitions by a retirement plan of an employer) of Treasury Regulations Section 1.355-7(d).  For purposes of determining whether a transaction constitutes an indirect acquisition, any recapitalization resulting in a shift of voting power or any redemption of shares of stock shall be treated as an indirect acquisition of shares of stock by the non-exchanging shareholders.  This definition, and the application thereof, is intended to monitor compliance with Section 355(e) of the Code and shall be interpreted accordingly.  Any clarification of, or change in, the statute or regulations promulgated under Section 355(e) of the Code shall be incorporated in this definition and its interpretation, subject to the reasonable review of Moon and its Tax Advisors in consultation with Clover and its Tax Advisors.  For the avoidance of doubt, the Merger shall not by itself constitute a Proposed Acquisition Transaction, nor shall any equity compensation of Clover to Clover employees constitute a Proposed Acquisition Transaction to the extent such equity compensation is described in the Tax Representation Letters and addressed in the Moon Tax Opinion.

“Refund” means any refund (or credit in lieu thereof) of Taxes (including any overpayment of Taxes that can be refunded or, alternatively, applied to other Taxes payable) or other reduction or offset of Taxes otherwise payable, including any interest paid on or with respect to such refund of Taxes.  The amount of any Refund shall be determined net of any Taxes actually imposed by any Tax Authority on the Party receiving the refund, after accounting for the provisions of Section 5.1.

“Reorganization” has the meaning set forth in the Separation and Distribution Agreement.

“Restricted Period” means the period beginning at the Distribution Time and ending on the two (2)-year anniversary of the day after the Distribution Date.

“Separate Entity Tax Return” means any Tax Return, other than any Moon Consolidated Return or Clover Consolidated Return, relating to the Moon Business, the SpinCo Business, or both the Moon Business and SpinCo Business.

“Separation Transactions” means those transactions undertaken prior to and up to the Distribution Time by Moon, SpinCo and their Affiliates, pursuant to the Reorganization, to separate ownership of the SpinCo Business from ownership of the Moon Business, including the Contribution and the Distribution.

“Specified Shareholder” means any Person listed on Schedule II.

“SpinCo Business” has the meaning set forth in the Separation and Distribution Agreement.

“SpinCo Entity” means any Subsidiary of SpinCo from and after the Distribution Time.

“SpinCo Group” means, individually or collectively, as the case may be, SpinCo and any SpinCo Entities.

“SpinCo Tainting Act” means (a) any action (or the failure to take any action) within its control by SpinCo, Clover or any member of their respective Groups (including entering into any agreement, understanding or arrangement or any negotiations with respect to any transaction or series of transactions), (b) any event (or series of events) involving the SpinCo Capital Stock (or the Capital Stock of any direct or indirect parent thereof), any assets of SpinCo or any assets of any member of the SpinCo Group, (c) any breach by SpinCo, Clover or any member of the SpinCo Group or Clover Group of any representation, warranty or covenant made by such Person in this Agreement that, in each case, would affect the Intended Tax Treatment or otherwise cause a Separation Transaction or the Merger to fail to qualify for the Intended Tax Treatment or (d) any action by a Specified Shareholder (A) to actually or constructively acquire any additional shares of Clover, (B) to the extent such action would give rise to any Proposed Acquisition Transaction, (C) to approve any Proposed Acquisition Transaction for any purpose or (D) to otherwise effect any Proposed Acquisition Transaction with respect to SpinCo Action; provided, that, SpinCo Tainting Act shall not include any action required by the Separation and Distribution Agreement, the Merger Agreement or any Transaction Document or undertaken pursuant to the Distribution.  For purposes of clause (v) of the definition of Intended Tax Treatment an action shall only be a SpinCo Tainting Action if (i) Moon has notified SpinCo of such action pursuant to Section 7.1(e), (ii) including such action as a SpinCo Tainting Action would not reasonably be expected (in light of the terms of this Agreement and the other Transaction Documents) to impede the operations of or otherwise adversely affect the SpinCo Business in any respect material to the SpinCo Business, and (iii) such action does not otherwise restrict the disposition of any of the businesses listed on Schedule I. Any action relating to clause (v) of the definition of Intended Tax Treatment that is otherwise a SpinCo Tainting Act will cease to be a SpinCo Tainting Act on the first anniversary of the Distribution Date, subject to extension by no more than one additional year if and to the extent the opinion or memorandum of a Tax Advisor or ruling from a Tax Authority provided in connection with establishing the Intended Tax Treatment of the relevant transaction expressly provides that such extension is reasonably necessary to preserve the related Intended Tax Treatment, such opinion, memorandum or ruling to be reasonably acceptable to Clover, based on advice of Clover’s relevant Tax Advisor; provided, that such extension shall only be available if the potential Tax cost to Moon of not receiving such extension with respect to such transaction would be more than $2,000,000.

“SpinCo Taxes” means, without duplication, and after accounting for any adjustment pursuant to a Final Determination, (a) any Income Taxes (other than Moon Consolidated Taxes) for any Post-Distribution Period of (i) Moon or any member of the Moon Group attributable to assets or activities of the SpinCo Business, as determined pursuant to Section 3.2, or (ii) SpinCo or a member of the SpinCo Group, but excluding in either case any Taxes included in clauses (b)(i)(B), (d) and (f) of the definition of Moon Taxes, (b) any Other Taxes of (i) Moon or any member of the Moon Group attributable to assets or activities of the SpinCo Business, as determined pursuant to Section 3.2, and (ii) SpinCo or a member of the SpinCo Group, but excluding in either case any Taxes included in clauses (c)(i), (f) and (g) of the definition of Moon Taxes, (c) subject to Section 3.1(c), any Taxes attributable to a SpinCo Tainting Act, (d) any Taxes attributable to an Extraordinary Transaction effected after the Distribution on the Distribution Date by SpinCo or a member of the SpinCo Group, (e) any Taxes as a result of the issuance of any equity compensation of Clover to Clover employees to the extent such equity compensation is described in the Tax Representation Letters and addressed in the Moon Tax Opinion, and (f) any Taxes taken into account in computing amounts payable pursuant to Section 2.8 of the Separation and Distribution Agreement; provided, that SpinCo Taxes shall not include any Taxes included in clause (e) of the definition of Moon Taxes.

“Straddle Period” means any Tax Period that begins on or before and ends after the Distribution Date.

“Subsidiary” means, with respect to any Person (a) a corporation more than fifty percent (50%) of the voting or capital stock of which is owned, directly or indirectly, by such Person or (b) a partnership, joint venture, association, joint stock company, trust, unincorporated organization or other entity in which such Person, directly or indirectly, owns any of the equity economic interests thereof or for which such Person, directly or indirectly, has the power to elect or direct the election of any of the members of the governing body or with respect to which such Person otherwise has control (e.g., as the managing partner or managing member of a partnership or limited liability company, as the case may be).

“Tax” means (a) all taxes, charges, fees, duties, levies, imposts, or other similar assessments, imposed by any governmental authority or political subdivision thereof, including, but not limited to, net income, gross income, gross receipts, excise, real property, personal property, sales, use, service, service use, license, lease, capital stock, transfer, recording, franchise, business organization, occupation, premium, windfall profits, profits, customs, duties, payroll, wage, withholding, social security, employment, unemployment, insurance, severance, workers compensation, excise, stamp, alternative minimum, estimated, value added, ad valorem, import, export, unclaimed property, escheat and other taxes, charges, fees, duties, levies, imposts, or other similar assessments, or any interest, penalties or additions to tax, or additional amounts, in respect of any of the foregoing and (b) all liabilities in respect of any items described in clauses (a) or (b) payable by reason of transferee or successor liability, contract, operation of Law, or Treasury Regulations Section 1.1502-6(a) (or any predecessor or successor thereof or any analogous provision of Tax Law).

“Tax Advisor” means a tax counsel or accountant of recognized standing in the relevant jurisdiction that is reasonably acceptable to the Parties.

“Tax Attribute” means a net operating loss, net capital loss, investment credit, foreign tax credit, excess charitable contribution, general business credit or any other Tax Item that could reduce a Tax or create a Tax Benefit.

“Tax Authority” means, with respect to any Tax, the governmental entity or political subdivision thereof that imposes such Tax and the agency (if any) charged with the collection of such Tax for such entity or subdivision.

“Tax Benefit” means any refund, credit, or other reduction in Tax payments, in each case, as determined on a “with and without” basis, that is actually received or recognized by a Party or any member of its Group.  For the avoidance of doubt, the term “Tax Benefit” shall include any such benefit actually received or recognized as a result of a step-up in Tax basis or an increase in any Tax Attribute.

“Tax Item” means any item of income, gain, loss, deduction, expense, or credit, or other attribute that may have the effect of increasing or decreasing any Tax.

“Tax Law” means any Law relating to any Tax.

“Tax Materials” means any opinion of a Tax Advisor, ruling from a Tax Authority or any submission, certificate, representation letter or other material delivered by the Parties to such Tax Advisor or Tax Authority in connection with the rendering by such Tax Advisor of such opinion and the issuance by such Tax Authority of such ruling, including the Clover Tax Opinion, the Moon Tax Opinion and the Tax Representation Letters, in each case, that is received in connection with the Intended Tax Treatment of the transactions set forth therein.

“Tax Period” means, with respect to any Tax, the period for which the Tax is reported as provided under the Code or other applicable Tax Law.

“Tax Proceeding” means an audit, review, examination, or any other administrative or judicial proceeding with the purpose or effect of re-determining Taxes (including any administrative or judicial review of any claim for refund).

“Tax Records” means any Tax Returns, Tax Return work papers, documentation relating to any Tax Proceedings, and any other books of account or records (whether or not in written, electronic or other tangible or intangible forms and whether or not stored on electronic or any other medium) required to be maintained under the Code or other applicable Tax Laws or under any record retention agreement with any Tax Authority.

“Tax Representation Letters” has the meaning set forth in the Merger Agreement.

“Tax Return” means any report of Taxes due, any claim for refund of Taxes paid, any information return with respect to Taxes, or any other similar report, statement, declaration, or document required to be filed under the Code or other Tax Law, including any attachments, exhibits, or other materials submitted with any of the foregoing, and including any amendments or supplements to any of the foregoing.

“Transaction Documents” has the meaning set forth in the Separation and Distribution Agreement.

“Transfer Tax” means any sales, use, privilege, transfer (including real property transfer), intangible, recordation, registration, documentary, stamp, duty or similar Tax imposed with respect to the Separation Transactions.

“Treasury Regulations” means the regulations promulgated from time to time under the Code.

“Unqualified Tax Opinion” means an unqualified “will” opinion of a Tax Advisor, on which each of the Parties may rely to the effect that a transaction will not affect the Intended Tax Treatment or otherwise cause any Separation Transaction or the Merger to fail to qualify for its Intended Tax Treatment.  Any such opinion must assume that the Contribution and Distribution would have qualified for the Intended Tax Treatment if the transaction in question did not occur and may assume the accuracy of, and may rely upon, customary assumptions, representations and undertakings reasonably satisfactory to Moon and Clover and SpinCo contained in certificates delivered by an officer of Moon, Clover, or SpinCo, as the case may be.

INDEX OF DEFINED TERMS

Term	Section
Agreement	Preamble
Carryback	2.5(a)
Chosen Courts	13.9(b)
Clover	Preamble
Distribution	Recitals
Exchange Offer	Recitals
Indemnified Party	4.2(a)
Indemnifying Party	4.2(a)
Independent Arbiter	11.2
Merger	Recitals
Merger Agreement	Recitals
Merger Sub	Recitals
Moon	Preamble
Moon LuxCo	Preamble
Moon Ordinary Shares	Recitals
Notified Action	7.4
One-Step Spin-Off	Recitals
Parties	Preamble
Party	Preamble
Past Practice	2.3(a)
Post-Distribution Ruling	7.3(a)
Refund Party	5.1(a)
Retention Date	8.5
Separation and Distribution Agreement	Recitals
SpinCo	Preamble
SpinCo Common Stock	Recitals

ARTICLE II

Preparation and Filing of Tax Returns

Section 2.1          Consolidated Returns.

(a)         Moon shall prepare and file all Moon Consolidated Returns, and shall, subject to Section 4.1(a), pay all Taxes shown to be due and payable on such Tax Returns.

(b)         Clover shall prepare and file all Clover Consolidated Returns, and shall, subject to Section 4.1(a), pay all Taxes shown to be due and payable on such Tax Returns.

Section 2.2          Separate Entity Tax Returns.

(a)         Moon shall prepare and file (or shall cause to be prepared and filed) any Separate Entity Tax Returns required to be filed by, or with respect to, any member of the Moon Group, and shall, subject to Section 4.1(a), pay, or cause the applicable Moon Entity to pay, all Taxes shown to be due and payable on such Tax Returns.

(b)         Except as set forth in Section 2.2(c), SpinCo shall prepare and file (or shall cause to be prepared and filed) any Separate Entity Tax Returns required to be filed by, or with respect to, any member of the SpinCo Group and shall, subject to Section 4.1(a), pay, or cause the applicable SpinCo Entity to pay, all Taxes shown to be due and payable on such Tax Returns.

(c)         Moon shall (or shall cause a Moon Entity to) prepare any Tax Return required to be filed by, or with respect to, any member of the SpinCo Group for any Tax Period that ends before the Distribution Date and may elect to prepare (or cause a Moon Entity to prepare) any Tax Return required to be filed by, or with respect to, any member of the SpinCo Group for any Straddle Period if the numbers of days in such Straddle Period that are attributable to a Pre-Distribution Period equals or exceeds the number of days attributable to a Post-Distribution Period. At SpinCo’s timely prior written request and expense, Moon shall (or shall cause a Moon Entity to) prepare any other Tax Return required to be filed by, or with respect to, any member of the SpinCo Group for any Straddle Period. SpinCo shall file, or cause the applicable SpinCo Entity to file, any such Tax Returns and, subject to Section 4.1(a), pay, or cause the applicable SpinCo Entity to pay, all Taxes shown to be due and payable on such Tax Returns.

Section 2.3          Tax Reporting Practices.

(a)         Past Practices.  With respect to any Tax Return for which a Party is responsible for preparing such Tax Return in accordance with the terms of this Agreement (unless the items reported on such Tax Return could not reasonably be expected to affect Tax Items reported on any Tax Return filed by the other Party or members of its Group), such Tax Return shall be prepared in accordance with the practices, accounting methods, elections or conventions applied in respect of any applicable Tax Item for Pre-Distribution Periods, as modified by the remainder of this Section 2.3(a) (“Past Practice”).  To the extent any Tax Items are not covered by Past Practice, or the Parties jointly determine that variance from Past Practice is required by applicable Tax Law (including as a result of a determination that there is not “substantial authority” for such position if reported in accordance with Past Practice), subject to the review rights described in Section 2.4, the Tax Return shall be prepared in the manner reasonably determined by the Party responsible for preparing such Tax Return in accordance with the terms of this Agreement, following good faith consultation with the other Party.

(b)         Reporting of Separation Transactions.  The Tax treatment of the Separation Transactions reported on any Tax Return (whether such Tax Return is for a Pre-Distribution Period or a Post-Distribution Period) shall be consistent with (i) the Intended Tax Treatment and (ii) the treatment thereof in any opinion or memorandum delivered in connection with the documentation thereof, which has been delivered as of the Distribution Date.  The Tax treatment of the Separation Transactions reported on any Tax Return for which SpinCo is responsible for preparing in accordance with the terms of this Agreement shall be consistent with that on any Tax Return filed or to be filed by Moon or any member of the Moon Group or caused or to be caused to be filed by Moon, to the extent that SpinCo has knowledge of such reporting. In furtherance of the foregoing, Moon shall, at least thirty (30) Business Days prior to the Due Date of any applicable Tax Return, provide to SpinCo, to the extent Moon has not previously made available, such information with respect to the Intended Tax Treatment and otherwise with respect to the intended tax treatment of the Separation Transactions as will enable SpinCo to file any Tax Return it is responsible for preparing in accordance with the terms of this Agreement. If SpinCo determines, in consultation with Moon and their respective Tax Advisors that there is no “substantial authority” for such reporting position, such disputed item (or items) shall be referred for resolution in accordance with Article XI. In the event that the resolution of such disputed item (or items) with respect to a Tax Return is inconsistent with such Tax Return as filed, the Parties shall, as promptly as practicable, amend the applicable Tax Returns to properly reflect the final resolution of the disputed item (or items).

Section 2.4          Right to Review Tax Returns.

(a)         Review of Moon-Prepared Tax Returns with Separate SpinCo Tax Liability.  Except with respect to Moon Consolidated Returns, which shall be governed by Section 2.4(d), Moon shall, at least thirty (30) Business Days prior to the Due Date for such Tax Return, or as soon thereafter as reasonably practical, submit to SpinCo and Clover a draft of any Tax Return Moon is required or permitted to file under this Article II to the extent such Tax Return reflects a Tax liability reasonably expected to be borne by SpinCo or Clover (or a member of their respective Groups).  Moon shall consider in good faith any reasonable changes to such Tax Return submitted by Clover and shall, absent written consent of Clover (not to be unreasonably withheld, delayed or conditioned), make any such changes with respect to an applicable Tax Item to the extent the relevant Tax Item would reasonably be expected to give rise to a Tax liability (including a liability under the provisions of this Agreement) for SpinCo or Clover (or a member of their respective Groups) for any Tax Period and such changes are submitted no later than fifteen (15) Business Days prior to the Due Date for such Tax Return (or, in the case of draft Tax Return delivered later than thirty (30) Business Days prior to the Due Date, as soon thereafter as reasonably practical, but in no event later than five (5) Business Days prior to the Due Date).

(b)         Review of SpinCo-Prepared Tax Returns with Separate Moon Tax Liability.  Except with respect to Clover Consolidated Returns, which shall be governed by Section 2.4(d), SpinCo shall, at least thirty (30) Business Days prior to the Due Date for such Tax Return, or as soon thereafter as reasonably practical, submit to Moon a draft of each Tax Return it is required or permitted to file under this Article II to the extent such Tax Return reflects a Tax liability reasonably expected to be borne by Moon.  SpinCo shall consider in good faith any reasonable changes to such Tax Return submitted by Moon and shall, absent written consent of Moon (not to be unreasonably withheld, delayed or conditioned), make any such changes with respect to an applicable Tax Item to the extent the relevant Tax Item would reasonably be expected to give rise to a Tax liability (including a liability under the provisions of this Agreement) for Moon (or a member of the Moon Group) for any Tax Period and such changes are submitted no later than fifteen (15) Business Days prior to the Due Date for such Tax Return (or, in the case of draft Tax Return delivered later than thirty (30) Business Days prior to the Due Date, as soon thereafter as reasonably practical, but in no event later than five (5) Business Days prior to the Due Date).

(c)         Dispute Mechanics.  In the event any item for which proper notice of a dispute was given pursuant to Section 2.4(a) or Section 2.4(b) was not finally resolved and agreed upon in accordance with the provisions thereof, the applicable Tax Return shall be filed or caused to be filed as prepared by the Party responsible for preparing such Tax Return in accordance with the terms of this Agreement prior to the Due Date, and such disputed item (or items) shall be referred for resolution in accordance with Article XI.  In the event that the resolution of such disputed item (or items) with respect to a Tax Return is inconsistent with such Tax Return as filed, the Party responsible for preparing the applicable Tax Return in accordance with the terms of this Agreement (with cooperation from the other Party) shall, as promptly as practicable, amend such Tax Return to properly reflect the final resolution of the disputed item (or items).  In the event that the amount of Taxes shown to be due and owing on a Tax Return is adjusted pursuant to applicable dispute resolution procedures, proper adjustment shall be made to the amounts previously paid or required to be paid in a manner that reflects such resolution.

(d)         Review of Consolidated Returns.  With respect to all Moon Consolidated Returns and Clover Consolidated Returns for the taxable year which includes the Distribution Date, Moon or Clover, as applicable shall use the closing of the books method under Treasury Regulation Section 1.1502-76, unless otherwise agreed by Moon and Clover, with respect to the determination of any Tax liability. Moon shall provide a draft, prepared in a manner that is consistent with Past Practice, of the portions of any Moon Consolidated Return that reflects a Tax liability reasonably expected to be borne by SpinCo or Clover (or a member of their respective Groups) to SpinCo for its review and comment at least thirty (30) Business Days prior to the Due Date for such Moon Consolidated Return; provided, however, that nothing herein shall prevent Moon from timely filing any such Moon Consolidated Return; provided, further, Moon shall not be required to provide such draft if it determines in its sole discretion to waive any liability SpinCo and Clover may have in respect of such Tax liability and agrees such Tax shall not be treated as a SpinCo Tax.  Clover shall provide a draft, prepared in a manner that is consistent with Past Practice, of the portions of any Clover Consolidated Return that reflects a Tax liability reasonably expected to be borne by Moon (or a member of the Moon Group) to Moon for its review and comment at least thirty (30) Business Days prior to the Due Date for such Clover Consolidated Return, provided, however, that nothing herein shall prevent Clover from timely filing any such Clover Consolidated Return; provided, further, Clover shall not be required to provide such draft if it determines in its sole discretion to waive any liability Moon may have in respect of such Tax liability and agrees such Tax shall not be treated as a Moon Tax. Any disputes that the Parties are unable to resolve shall be resolved pursuant to Article XI.  In the event that any dispute is not resolved (whether pursuant to good faith negotiations among the Parties prior to the Due Date for the filing of any Moon Consolidated Return or Clover Consolidated Return, such Moon Consolidated Return or Clover Consolidated Return, as applicable, shall be timely filed by the relevant Party, and the Parties agree to amend such Moon Consolidated Return or Clover Consolidated Return, as applicable, as necessary to reflect the resolution of such dispute in a manner consistent with such resolution.

Section 2.5          Carrybacks and Amended Tax Returns.

(a)         Carrybacks. Except to the extent otherwise consented to by Moon in writing or prohibited by applicable Law, SpinCo (or the appropriate member of the SpinCo Group) shall elect to relinquish, waive or otherwise forgo the carryback of any loss, credit or other Tax Attribute from any Post-Distribution Period to any Pre-Distribution Period or Straddle Period with respect to members of the SpinCo Group (a “Carryback”).   In the event that SpinCo (or the appropriate member of the SpinCo Group) is prohibited by applicable Law to relinquish, waive or otherwise forgo a Carryback (or Moon consents to a Carryback), Moon shall cooperate with SpinCo, at SpinCo’s expense, in seeking from the appropriate Tax Authority such Refund as reasonably would result from such Carryback, to the extent that such Refund is directly attributable to such Carryback, and shall pay over to SpinCo the amount of such Refund within ten (10) Business Days after such Refund is received; provided, however, that SpinCo shall indemnify and hold the members of the Moon Group harmless from and against any and all collateral Tax consequences resulting from or caused by any such Carryback, including, without limitation, the loss or postponement of any benefit from the use of Tax Attributes generated by a member of the Moon Group if (i) such Tax Attributes expire unutilized, but would have been utilized but for such Carryback, or (ii) the use of such Tax Attributes is postponed to a later taxable period than the taxable period in which such Tax Attributes would have been utilized but for such Carryback. Notwithstanding the foregoing, the second sentence of this Section 2.5(a) shall not apply to any Refund of Moon Consolidated Taxes.

(b)         Amended Tax Returns.  Except as provided in Section 2.3(b), Section 2.4(c) or Section 2.4(d) to reflect the resolution of any dispute pursuant to Article XI, any amended Tax Return with respect to any member of the SpinCo Group, or any Mixed Business Tax Return, may be made only (i) with respect to any Income Tax Return which includes Pre-Distribution Periods or any Tax Return if the applicable original Tax Return was filed before the Distribution Date, by Moon and (ii) with respect to any other Tax Return, by the Party responsible for preparing the applicable Tax Return in accordance with the terms of this Agreement. Such Party shall not file or cause to be filed any such amended Tax Return without the prior written consent of the other Party, if such filing, assuming it is accepted, could reasonably be expected to change the Tax liability of such other Party (or any member of its Group) for any Tax Period, which consent shall not be unreasonably withheld, conditioned or delayed. If any Party permitted to make an amended Tax Return under this Section 2.5(b) is not permitted to file such amended Tax Return under applicable Law, such Party shall provide the amended Tax Return to the other Party which shall file (or cause to be filed) such amended Tax Return as promptly as reasonably practicable thereafter.

Section 2.6          Apportionment of Tax Attributes.

(a)         Tax Attributes arising in a Pre-Distribution Period will be allocated to (and the benefits and burdens of such Tax Attribute will inure to) the members of the Moon Group and the members of the SpinCo Group in accordance with Moon’s historical practice (except as otherwise required by applicable Tax Law), the Code, Treasury Regulations, and any applicable state, local and non-U.S. Law, as determined by Moon in its reasonable discretion and consistent with Past Practice, as applicable.

(b)         Moon shall in good faith (and without being required to undertake an attribute or similar study) advise Clover in writing of the portion, if any, of Tax Attributes, or other consolidated, combined or unitary attribute, which shall be allocated or apportioned to the members of the SpinCo Group under applicable Law.  Moon shall consult in good faith with SpinCo regarding such allocation of Tax Attributes and determinations as to basis and valuation, and shall consider in good faith any reasonable comments timely received from SpinCo. In the event that Clover disagrees with any such determination, Moon and Clover shall endeavor in good faith to resolve such disagreement, and, failing that, the allocations and apportionments under this Section 2.6(b) shall be determined in accordance with the dispute resolution provisions of Article XI as promptly as practicable. To the extent applicable Law requires any member of the Moon Group to make a payment to a member of the SpinCo Group, or any member of the SpinCo Group to make a payment to a member of the Moon Group, with respect to any Tax Attribute, or other consolidated, combined or unitary attribute, as a result of the Separation Transactions, such payment shall be made in accordance with the provisions of this Agreement; provided, however that if any such payment is made by a member of the Moon Group to a member of the SpinCo Group, a corresponding payment of an equal amount shall be made by the SpinCo Borrower to Moon LuxCo, and if any such payment is made by a member of the SpinCo Group to a member of the Moon Group, a corresponding payment of an equal amount shall be made by Moon LuxCo to the SpinCo Borrower.

(c)         All members of the Moon Group, SpinCo Group and Clover Group shall prepare all Tax Returns and compute all Taxes for Post-Distribution Periods in accordance with the final allocation of Tax Attributes delivered under Section 2.6(b), except as otherwise required by a Final Determination.  In the event of an adjustment to any Tax Attribute as a result of a Final Determination, Moon or SpinCo, as applicable, shall promptly notify the other Party in writing of such adjustment, and the reduction or increase in Tax Attributes shall be allocated to the Party to which such Tax Attribute was initially allocated pursuant to this Section 2.6 and, if necessary, an appropriate adjustment payment shall be made by the applicable Party, consistent with the other provisions of this Agreement.

(d)         For the avoidance of doubt, Moon shall not be liable to any member of the SpinCo Group or Clover Group for any failure of any determination under this Section 2.6 to be accurate under applicable Tax Law, provided such determination was made in good faith.

Section 2.7          Coordination.  Nothing in this Article II (including a Party’s timely payment of Taxes, or filing of a Tax Return, pursuant to the provisions hereof) shall limit a Party’s right to indemnification under the provisions of Article III of this Agreement.

ARTICLE III

Allocation of Tax Liabilities

Section 3.1          General Rule.

(a)         Moon Liability.  Moon shall be liable for, and shall indemnify and hold harmless each member of the SpinCo Group (and, as applicable, the Clover Group) from and against, without duplication, (i) all Moon Taxes, (ii) all Taxes incurred by a member of the SpinCo Group or the Clover Group resulting from the breach by a member of the Moon Group of any of its representations, warranties or covenants hereunder, and (iii) any costs and expenses related to the foregoing (including reasonable attorneys’ fees and expenses).

(b)         Clover Liability.  Clover and SpinCo shall be liable for, and shall indemnify and hold harmless each member of the Moon Group from and against, without duplication, (i) all SpinCo Taxes, (ii) all Taxes incurred by a member of the Moon Group by reason of the breach by a member of the SpinCo Group or the Clover Group of any of its representations, warranties or covenants hereunder and (iii) any costs and expenses related to the foregoing (including reasonable attorneys’ fees and expenses).

(c)         Notwithstanding Section 3.1(a) and (b), any liability for any Taxes attributable to both a Moon Tainting Act and a SpinCo Tainting Act shall be shared by Moon and SpinCo according to relative fault.

Section 3.2          Attribution of Taxes.

(a)         General.  For all purposes of this Agreement, a Tax and any Tax Items shall be considered attributable to the SpinCo Business on the one hand and the Moon Business on the other (but not both) to the extent that such Tax and/or Tax Item would result if such Tax Return were prepared on a separate basis taking into account only the operations and assets of the SpinCo Business on the one hand and only the operations and assets of the Moon Business on the other hand (but not both), as applicable, which allocation shall, in respect of Income Taxes, be jointly determined by Moon and SpinCo in good faith and subject to dispute resolution under Article XI, (i) using Past Practices and (ii) applying the highest applicable statutory marginal corporate income Tax rate in effect for the applicable Tax Period.  With respect to any other Tax Items, Moon and SpinCo shall jointly determine in good faith consistent with Past Practices and subject to dispute resolution under Article XI, which Tax Items are properly attributable to assets or activities of the SpinCo Business and Moon Business, respectively (and in the case of a Tax Item that is properly attributable to both the SpinCo Business and the Moon Business, the allocation of such Tax Item between the SpinCo Business and the Moon Business).

(b)         Straddle Period Tax Allocation.  Moon and SpinCo shall take all actions necessary or appropriate to close the taxable year of SpinCo and each member of the SpinCo Group for all Tax purposes as of the close of the Distribution Date to the extent permissible or required under applicable Law.  If applicable Law does not require or permit SpinCo or any SpinCo Entity, as the case may be, to close its taxable year on the Distribution Date, then the allocation of Tax Items required to determine any Taxes or other amounts attributable to the portion of the Straddle Period ending on, or beginning after, the Distribution Date shall be made by means of a closing of the books and records of SpinCo or the applicable member of the SpinCo Group as of the close of the Distribution Date; provided that exemptions, allowances or deductions that are calculated on an annual or periodic basis shall be allocated between such portions in proportion to the number of days in each such portion; provided, further, that real property and other property or similar periodic Taxes shall be apportioned on a per diem basis. In the case of any Income Tax payable under Section 951(a) of the Code or Section 951A(a) of the Code (or similar provisions of state or local Law) with respect to each member of the SpinCo Group that will be a controlled foreign corporation immediately after the Distribution within the meaning of Section 957 of the Code, for any Straddle Period the aggregate amount of such Tax allocable to the Pre-Distribution Period shall not exceed the aggregate amount that would have been payable by members of the Moon Group and the SpinCo Group if the taxable years of members of the Moon Group and the SpinCo Group ended at the end of the day on the Distribution Date (determined, for this purpose, taking into account each of the Separation Transactions but disregarding the Merger and any Extraordinary Transaction).

(c)         Extraordinary Transactions.  Notwithstanding anything to the contrary in this Agreement, the Parties shall report any Extraordinary Transactions taking place on the Distribution Date after the Effective Time as occurring on the day after the Distribution Date pursuant to Treasury Regulations Section 1.1502-76(b)(1)(ii)(B) or any similar or analogous provision of state, local or non-U.S. Law.

ARTICLE IV

Tax Payments

Section 4.1          Payment of Amounts Due.

(a)         Payment of Liability with Respect to Tax Due.  Each Party allocated Taxes shown on a Tax Return to be filed in accordance with Article II and responsible for the payment of such Taxes under this Agreement shall, at least two (2) Business Days prior to the Due Date for filing any such Tax Return, pay such amount to the Party responsible for filing such Tax Return in accordance with the terms of this Agreement.  For the avoidance of doubt, however, the obligation described under this Section 4.1(a) shall not commence prior to the date the other Party first was given the opportunity to exercise any review rights available to it with respect to the relevant Tax Return (whether under Article II or otherwise) or the date any dispute with respect to such Tax Return is resolved pursuant to Section 2.4(c), nor shall interest accrue during any such time period.

(b)         Adjustments Resulting in Underpayments.  In the case of any adjustment pursuant to a Final Determination with respect to any Tax Return, the Party responsible for filing the applicable Tax Return in accordance with the terms of this Agreement shall pay (or cause to be paid) to the applicable Tax Authority when due any additional Tax due with respect to such Tax Return required to be paid as a result of such adjustment pursuant to such Final Determination.  Such Party shall compute the amount attributable to the SpinCo Group or the Moon Group (as the case may be) in accordance with this Agreement and SpinCo shall pay to Moon any amount due Moon (or Moon shall pay SpinCo any amount due SpinCo) under this Agreement no later than the later of (i) two (2) Business Days prior to the Due Date for payment and (ii) ten (10) Business Days after the date of receipt of a written notice and demand from such Party for payment of the amount due, accompanied by a statement detailing the Taxes paid and describing in reasonable detail the particulars relating thereto.  For the avoidance of doubt, however, the obligation described under this Section 4.1(b) shall not commence to the extent the other Party was not previously notified of the potential adjustment under the provisions of Article X, in which case the obligation shall accrue on the date of the other Party’s receipt of written notice and demand under clause (ii) of this Section 4.1(b), and interest shall accrue only from such later date.

(c)         Discharge of Indemnity.  A Party (or any member of its Group) seeking indemnity under Article III shall provide written notice of, and a reasonable basis for, its claim to the other Party (or Parties, or any member of their respective Groups) from which it is seeking indemnification, and such other Party (or Parties, or the applicable member of their respective Groups) shall discharge its (or their) indemnification obligations, subject to Section 4.1(b), by paying the relevant amount within ten (10) Business Days of demand therefor.  If any Party (or any member of its Group) disputes in good faith the fact or the amount of its indemnification obligation, then no payment of the amount in dispute shall be required until any such good faith dispute is resolved in accordance with Article XI, but interest shall accrue from the date payment would otherwise have been due.

Section 4.2          Treatment of Indemnification and Other Payments.

(a)         Any Tax indemnity payment required to be made by a Party responsible to make an indemnification payment pursuant to this Agreement (the “Indemnifying Party”) shall be reduced by any corresponding Tax Benefit to the indemnified Party (the “Indemnified Party”) actually realized or recognized during or prior to the taxable year in which the indemnification payment is made or during the two (2) subsequent taxable years.  For the avoidance of doubt, a Tax Benefit is treated as corresponding to a Tax indemnity payment to the extent the Tax Benefit realized is directly attributable to the same Tax Item (or adjustment of such Tax Item pursuant to a Final Determination) that gave rise to the Tax indemnity payment.

(b)         Except as otherwise agreed between Moon and SpinCo and notwithstanding anything to the contrary herein, the Parties shall cause all indemnification payments under this Agreement to be made by Moon LuxCo to the SpinCo Borrower and by the SpinCo Borrower to Moon LuxCo.  To the extent permitted by applicable Tax Law, Moon and SpinCo agree to treat (and to cause each member of their respective Group to treat) any payment required by this Agreement (other than payments with respect to interest accruing after the Distribution Date) as either a contribution by Moon LuxCo to SpinCo or a distribution by SpinCo to Moon LuxCo, as the case may be, occurring immediately prior to the Separation Transaction pursuant to which SpinCo was distributed out of Moon LuxCo.

ARTICLE V

Tax Refunds

Section 5.1          Tax Refunds and Credits.

(a)         Each Party (and its Affiliates) shall be entitled to, and the other Party shall, at the written request and expense of the first Party (such Party, the “Refund Party”), use commercially reasonable efforts to claim, all Refunds that relate to Taxes for which the Refund Party (or its Affiliates) is liable under Article III.  To the extent that a particular Refund of Taxes may be allocable to a Tax Period or reflected on a Tax Return with respect to which the Parties may share liability under this Agreement, the portion of such Refund to which each Refund Party will be entitled shall be determined by comparing the relative liability of such Refund Party for the Taxes shown on the applicable Tax Return, taking into account the facts as utilized for purposes of claiming such Refund.  Any Refund to which a Refund Party is entitled that is received by the other Party shall be paid to such Refund Party within ten (10) days of, in the case of a cash Refund, such other Party’s actual receipt of the Refund from the applicable Tax Authority or, in the case of any Refund that reduces or offsets Taxes otherwise payable by such other Party, the earlier of the Due Date for such Tax liability or the date such Tax liability is actually paid.

(b)         To the extent that the amount of any Refund under this Section 5.1 is later reduced by a Tax Authority or pursuant to a Final Determination in a Tax Proceeding, such reduction shall be allocated to the Refund Party and, if necessary, an appropriate adjustment payment shall be made to the other Party, consistent with the other provisions of this Agreement.

ARTICLE VI

Deduction and Reporting of Employee Awards

Section 6.1          Moon and SpinCo Income Tax Deductions in Respect of Certain Equity Awards and Compensation.  Unless otherwise required by applicable Law, solely the member of the Group for which the relevant individual is currently employed or, if such individual is not currently employed by a member of the Group, was most recently employed at the time of the vesting, exercise, disqualifying disposition, payment or other relevant taxable event, as appropriate, in respect of equity awards and other compensation shall be entitled to claim any Income Tax deduction in respect of such equity awards and other compensation on its respective Tax Return associated with such event; provided, that, notwithstanding the foregoing, Moon (or the applicable member of the Moon Group) shall be entitled to claim any Income Tax deduction associated with the exercise of either (x) an Adjusted Vested Moon Stock Option by any SpinCo Employee or Former SpinCo Employee or (y) an Adjusted Unvested Moon Stock Option by any Former SpinCo Employee, or associated with the settlement of a Moon RSU held by a Former SpinCo Employee. All capitalized terms used in this Section 6.1 and not otherwise defined in this Agreement shall have the meaning given to such term in the Employee Matters Agreement.

ARTICLE VII

Tax-Free Status

Section 7.1          Representations and Warranties.

(a)         SpinCo.  SpinCo hereby represents and warrants, or covenants and agrees, as appropriate, that the facts presented and the representations made in the Tax Materials, with the consent of Clover, to the extent they both (i) are descriptive of the SpinCo Group at any time after the Distribution Time (including the business purposes for the Distribution described in the Tax Materials to the extent that they relate to the SpinCo Group and the plans, proposals, intentions and policies of the SpinCo Group after the Distribution Time), and (ii) relate to the actions or non-actions of the SpinCo Group to be taken (or not taken, as the case may be) after the Distribution Time, are, or, as applicable, will be, from the time presented or made through and including the Distribution Time (and thereafter as relevant) true, correct and complete in all respects, provided that notwithstanding anything to the contrary in this Agreement, Moon rather than SpinCo shall be responsible for any such representation, warranty or covenant at the time presented or made (and if applicable, through and including the Distribution Time).  Clover hereby represents and warrants or covenants and agrees, as appropriate, that (i) it has delivered complete and accurate copies of the Tax Materials to be prepared by Clover to Moon and (ii) the facts presented and the representations made in the Tax Materials, to the extent descriptive of the Clover Group at any time (including the plans, proposals, intentions and policies of the Clover Group at any time) are, or, as applicable, will be, from the time presented or made (and, if applicable, through and including the Distribution Time (and thereafter as relevant)), true, correct and complete in all respects.

(b)         Moon.  Moon hereby represents and warrants, or covenants and agrees, as appropriate, that (i) it has delivered complete and accurate copies of the Tax Materials to be prepared by Moon to SpinCo and Clover and (ii) the facts presented and the representations made therein, to the extent descriptive of (A) the Moon Group at any time or (B) the SpinCo Group at any time at or prior to the Distribution Time (including, in each case, the business purposes for the Distribution described in the Tax Materials to the extent that they relate to the Moon Group at any time or the SpinCo Group at any time at or prior to the Distribution Time, and the plans, proposals, intentions and policies of the Moon Group at any time or the SpinCo Group at any time at or prior to the Distribution Time) are, or, as applicable, will be, from the time presented or made (and, if applicable, through and including the Distribution Time (and thereafter as relevant)), true, correct and complete in all respects.

(c)         No Contrary Plan.  Each of Moon, SpinCo and Clover represents and warrants that neither it, nor any of its Subsidiaries, has any plan or intent to take any action which is inconsistent with any statements or representations made in the Tax Materials.

(d)         Distribution Date.  Moon hereby agrees and covenants that the distribution of any SpinCo Entity that is treated as a corporation for U.S. federal Income Tax purposes to Moon LuxCo will occur at least one day prior to the Distribution Date.

(e)         Provision of Intended Tax Treatment Information. On or promptly following the Distribution Date, Moon shall provide to Clover detailed descriptions of those actions and transactions that would adversely affect the Intended Tax Treatment of those transactions addressed pursuant to clause (v) of the definition of Intended Tax Treatment.

Section 7.2          Restrictions on SpinCo.  During the Restricted Period, SpinCo and Clover shall not (other than as expressly required under the Separation and Distribution Agreement):

(a)         enter into any Proposed Acquisition Transaction, approve any Proposed Acquisition Transaction for any purpose, or facilitate in any manner or allow any Proposed Acquisition Transaction to occur with respect to SpinCo;

(b)         merge or consolidate with any other Person (other than pursuant to the Merger) or liquidate or partially liquidate; or approve or allow any merger, consolidation, liquidation, or partial liquidation of any SpinCo Entity (other than pursuant to the Plan of Reorganization), including, in each case, any action that is treated as a liquidation for U.S. federal Income Tax purposes;

(c)         approve or allow the discontinuance, cessation, or sale or other transfer (to an Affiliate or otherwise) of, or a material change in, any Active Business;

(d)         approve or allow the sale, issuance, or other disposition (to an Affiliate or otherwise), directly or indirectly, of any share of, or other equity interest or an instrument convertible into an equity interest in, any of the Active Business Entities;

(e)          in the case of the SpinCo Group (including any successors to any member of the SpinCo Group), sell or otherwise dispose of more than fifty percent (50%) percent of its consolidated gross assets, or approve or allow the sale or other disposition (including in any transaction treated for U.S. federal income Tax purposes as a sale, transfer or disposition) (to an Affiliate or otherwise) of more than fifty percent (50%) of its consolidated gross assets or more than fifty percent (50%) of the consolidated gross assets of any of the Active Business Entities (whether to an Affiliate or otherwise), in each case, excluding (A) sales in the ordinary course of business and measured based on fair market values as of the Distribution Date or (B) any transfers to a Person that is a disregarded entity separate from the transferor for federal income tax purposes and (C) sales or other dispositions of businesses listed on Schedule I (provided, that for purposes of this Section 7.2(e), a merger of SpinCo or one of its Subsidiaries with and into any Person that is not a wholly owned Subsidiary of SpinCo or Clover shall constitute a disposition of all of the assets of SpinCo or such Subsidiary);

(f)          amend its certificate of incorporation (or other organizational documents), or take any other action or approve or allow the taking of any action, whether through a stockholder vote or otherwise, affecting the voting rights of SpinCo stock (including through the conversion of any capital stock into another class of capital stock);

(g)         issue shares of a new class of non-voting stock;

(h)         purchase, directly or through any Affiliate, any of its outstanding stock;

(i)          with respect to the Distribution, take any action or fail to take any action, or permit any member of the SpinCo Group to take any action or fail to take any action, that is inconsistent with any representation or covenant made in the Tax Materials; provided, that (i) this Section 7.2(i) shall not prohibit or prevent the sale or other disposition of the businesses listed on Schedule I and (ii) with respect to the Tax Materials that relate to items described in clause (v) of the definition of Intended Tax Treatment, this Section 7.2(i) shall only apply to actions that are SpinCo Tainting Acts; or

(j)          take any action or permit any other member of the SpinCo Group to take any action (including any transactions with a third-party or any transaction with any Affiliate) that, is inconsistent with, or individually or in the aggregate (taking into account other transactions described in this Section 7.2) would be reasonably likely to adversely affect, the Intended Tax Treatment; provided, that (i) this Section 7.2(i) shall not prohibit or prevent the sale or other disposition of the businesses listed on Schedule I and (ii) with respect to items described in clause (v) of the definition of Intended Tax Treatment, this Section 7.2(j) shall only apply to actions that are SpinCo Tainting Acts.

Section 7.3          Opinions, Rulings and Voluntary Disclosures.  SpinCo and Clover and their respective Affiliates shall be permitted to take the actions described in Section 7.2, if, prior to taking any such actions:

(a)         SpinCo and Clover notify Moon that they desire to seek a private letter ruling from the IRS, or a ruling from another applicable Tax Authority that confirms that such action or actions will not adversely affect the Intended Tax Treatment, taking into account such actions and any other relevant transactions in the aggregate (a “Post-Distribution Ruling”), and Moon consents in writing to the pursuit of such Post-Distribution Ruling, which consent shall not be unreasonably withheld, conditioned or delayed, and which ruling (and any representations on which it is based) shall, once received, be in form and substance satisfactory to Moon in its discretion, which discretion shall be reasonably exercised in good faith to prevent the imposition on Moon, or responsibility for payment by Moon, of Distribution Taxes; or

(b)         SpinCo and Clover shall have received an Unqualified Tax Opinion that confirms that such action or actions will not adversely affect the Intended Tax Treatment, taking into account such actions and any other relevant transactions in the aggregate, in form and substance satisfactory to Moon in its discretion, which discretion shall be reasonably exercised in good faith to prevent the imposition on Moon, or responsibility for payment by Moon, of Distribution Taxes (including any representations or assumptions that may be included in such Unqualified Tax Opinion).

(c)         Moon’s evaluation of a Post-Distribution Ruling or Unqualified Tax Opinion may consider, among other factors, the appropriateness of any underlying assumptions, representations, and covenants made in connection with such Post-Distribution Ruling or Unqualified Tax Opinion. SpinCo shall (i) bear all costs and expenses of securing any such Post-Distribution Ruling or Unqualified Tax Opinion and (ii) reimburse Moon for all reasonable out-of-pocket costs and expenses that Moon may incur in good faith in pursuing or evaluating any such Post-Distribution Ruling or Unqualified Tax Opinion.  Except as provided in this Section 7.3, following the Effective Time, neither Clover, SpinCo nor any of their respective Subsidiaries shall seek any guidance from, initiate any communication with, the IRS or any other Tax Authority (whether written, verbal or otherwise) at any time concerning the Contribution, the Distribution or the Reorganization (including the impact of any transaction on the Contribution, the Distribution or the Reorganization) without the prior approval of Moon (such approval not to be unreasonably withheld, conditioned or delayed).

Section 7.4          Procedures Regarding Opinions and Rulings. If SpinCo or Clover notifies Moon that it desires to take one of the actions described in Section 7.2 (a “Notified Action”), Moon shall, at SpinCo and Clover’s sole expense, cooperate with SpinCo and use its reasonable best efforts to seek to obtain a Post-Distribution Ruling or permit SpinCo or Clover, as applicable, to obtain an Unqualified Tax Opinion for the purpose of permitting SpinCo or Clover, as applicable to take the Notified Action unless Moon shall have waived the requirement to obtain such ruling or opinion.

ARTICLE VIII

Reporting, Cooperation and Record Retention

Section 8.1          Assistance and Cooperation.

(a)         The Parties shall cooperate (and cause the members of their respective Groups to cooperate) with each other and with each other’s representatives, including accounting firms and legal counsel, in connection with Tax matters relating to the Parties and their respective Groups including (i) preparation and filing of Tax Returns, (ii) determining the liability for and amount of any Taxes due (including estimated Taxes) or the right to and amount of any Refund, (iii) examinations of Tax Returns, and (iv) any Tax Proceeding.  Such cooperation shall include making all information and documents in such Party’s possession relating to the other Party and the members of its Group available to such other Party as provided in this Article VIII and the execution of any document (including the grant of any power of attorney or similar document) reasonably requested by another Party in connection with the filing of a Tax Return or a Refund claim of the Parties or any of the members of their respective Groups or any Tax Proceeding of any of the Parties or the members of their respective Groups.  Each Party shall make its employees, advisors, and facilities available, without charge, on a reasonable and mutually convenient basis in connection with the foregoing matters in a manner that does not interfere with the ordinary business operations of such Party.  The Parties shall use commercially reasonable efforts to provide any information or documentation requested by the other Party in a manner that permits the other Party (or its Affiliates) to comply with Tax Return filing deadlines or other applicable timing requirements.

(b)         Any information or documents provided under this Section 8.1 shall be kept confidential by the Party receiving the information or documents, except as may otherwise be necessary in connection with the filing of Tax Returns or in connection with any administrative or judicial proceedings relating to Taxes.  Notwithstanding any other provision of this Agreement or any other agreement, (i) no Party nor any of its Affiliates shall be required to provide another Party or any Affiliate thereof or any other Person access to or copies of any information or procedures (including the proceedings of any Tax Proceeding) other than information or procedures that reasonably relate to the Taxes (including any Taxes for which the first Party is liable under this Agreement), business or assets of the first Party or any of its Affiliates or are necessary to prepare Tax Returns for which the first Party is responsible for preparing the applicable Tax Return in accordance with the terms of this Agreement and (ii) in no event shall any Party or its Affiliates be required to provide another Party, any of its Affiliates or any other Person access to or copies of any information if such action could reasonably be expected to result in the waiver of any Privilege.  In addition, in the event that a Party determines that the provision of any information to another Party or any of its Affiliates could be commercially detrimental, violate any Law or agreement or waive any Privilege, the first Party shall use reasonable best efforts to permit compliance with its obligations under this Section 8.1 in a manner that avoids any such harm or consequence.

Section 8.2          Return Information.  SpinCo and Moon acknowledge that time is of the essence in relation to any request for information, assistance or cooperation made by Moon or SpinCo pursuant to Section 8.1 or this Section 8.2.  Each Party shall provide to the other Parties information and documents relating to its Group reasonably required by the other Parties to prepare Tax Returns.  Any information or documents a Party responsible for preparing a Tax Return in accordance with the terms of this Agreement requires to prepare such Tax Returns shall be provided in such form as such Party reasonably requests and in sufficient time for such Party to prepare such Tax Returns on a timely basis.

Section 8.3          Non-Performance.  If a Party (or any of its Affiliates) fails to comply with any of its obligations set forth in this Article VIII upon reasonable request and notice by the other Party (or any of its Affiliates) and such failure results in the imposition of additional Taxes, the non-performing Party shall be liable in full for such additional Taxes.

Section 8.4          Costs.  Each Party shall devote the personnel and resources necessary in order to carry out this Article VIII and shall make its employees available on a mutually convenient basis to provide explanations of any documents or information provided hereunder.  Each Party shall carry out its responsibilities under this Article VIII at its own cost and expense.

Section 8.5          Retention of Tax Records.  Each Party shall preserve and keep all Tax Records exclusively relating to the assets and activities of its Group for Pre-Distribution Periods, and Moon shall preserve and keep all other Tax Records relating to Taxes of the Groups for Pre-Distribution Periods, for so long as the contents thereof may become material in the administration of any matter under the Code or other applicable Tax Law, but in any event until the later of (i) the expiration of any applicable statutes of limitations, or (ii) seven (7) years after the Distribution Date (such later date, the “Retention Date”).  After the Retention Date, each Party may dispose of such Tax Records upon ninety (90) Business Days’ prior written notice to the other Party.  If, prior to the Retention Date, a Party reasonably determines that any Tax Records which it would otherwise be required to preserve and keep under this Section 8.5 are no longer material in the administration of any matter under the Code or other applicable Tax Law and the other Party agrees, then such first Party may dispose of such Tax Records upon ninety (90) Business Days’ prior notice to the other Party.  The notified Party shall have the opportunity, at its cost and expense, to copy or remove, within such ninety (90) Business Day period, all or any part of such Tax Records.  If, at any time prior to the Retention Date, a Party determines to decommission or otherwise discontinue any computer program or information technology system used to access or store any Tax Records, then such Party may decommission or discontinue such program or system upon ninety (90) Business Days’ prior notice to the other Party and the other Party shall have the opportunity, at its cost and expense, to copy, within such ninety (90) Business Day period, all or any part of the underlying data relating to the Tax Records accessed by or stored on such program or system.

Section 8.6          Access to Tax Records.  The Parties and their respective Affiliates shall make available to each other for inspection and copying during normal business hours upon reasonable notice all Tax Records (and, for the avoidance of doubt, any pertinent underlying data accessed or stored on any computer program or information technology system) in their possession and shall permit the other Party and its Affiliates, authorized agents and representatives and any representative of a Tax Authority or other Tax auditor direct access during normal business hours upon reasonable notice to any computer program or information technology system used to access or store any Tax Records, in each case to the extent reasonably required by the other Party in connection with the preparation of Tax Returns or financial accounting statements, audits, litigation, or the resolution of items under this Agreement.  To the extent any Tax Records are required to be or are otherwise transferred by the Parties or their respective Affiliates to any person other than an Affiliate, the Party or its respective Affiliate shall transfer such records to the other Party at such time.

ARTICLE IX

Tax Proceedings

Section 9.1          Notice.  Within ten (10) Business Days after an Indemnified Party becomes aware of the commencement of a Tax Proceeding that may give rise to Taxes for which an Indemnifying Party is responsible pursuant to Article III, such Indemnified Party shall notify the Indemnifying Party of such Tax Proceeding, and thereafter shall promptly forward or make available to the Indemnifying Party copies of notices and communications relating to such Tax Proceeding.  The failure of the Indemnified Party to notify the Indemnifying Party of the commencement of any such Tax Proceeding within such ten (10) Business Day period or promptly forward any further notices or communications shall not relieve the Indemnifying Party of any obligation which it may have to the Indemnified Party under this Agreement except to the extent that the Indemnifying Party is materially prejudiced by such failure.

Section 9.2          Control of Tax Proceedings.

(a)          Moon Income Tax Returns.

(i)         Moon shall be entitled to contest, compromise and settle in its sole discretion any adjustment to any Tax Item that is proposed, asserted or assessed in connection with any Tax Proceeding with respect to (A) any Moon Consolidated Return or (B) any Separate Entity Tax Return that relates solely to Taxes for which Moon is liable under this Agreement.

(ii)        If SpinCo Taxes are asserted in any Tax Proceeding otherwise controlled by Moon under this Section 9.2(a), Moon shall (i) keep SpinCo timely informed of the actions proposed to be taken by Moon with respect to such assertion in such Tax Proceeding, (ii) permit SpinCo to participate (at SpinCo’s cost and expense) in the aspects of such Tax Proceeding that relate solely to such SpinCo Taxes and (iii) not settle any aspect of such Tax Proceeding that relates to such SpinCo Taxes without the prior written consent of SpinCo, which consent shall not be unreasonably withheld, delayed or conditioned.

(b)         Clover Income Tax Returns.

(i)         Clover shall be entitled to contest, compromise and settle in its sole discretion any adjustment to any Tax Item that is proposed, asserted or assessed in connection with any Tax Proceeding with respect to (A) any Clover Consolidated Return or (B) any Separate Entity Tax Return that relates solely to Taxes for which SpinCo or Clover is liable under this Agreement.

(ii)        If Moon Taxes are asserted in any Tax Proceeding otherwise controlled by Clover under this Section 9.2(b), Clover shall (i) keep Moon timely informed of the actions proposed to be taken by Clover with respect to such assertion in such Tax Proceeding, (ii) permit Moon to participate (at Moon’s cost and expense) in the aspects of such Tax Proceeding that relate solely to such Moon Taxes, and (iii) not settle any aspect of such Tax Proceeding that relates to such Moon Taxes without the prior written consent of Moon, which consent shall not be unreasonably withheld, delayed or conditioned.

(c)         Separate Entity Tax Returns.

(i)         Except as set forth in Section 9.2(a) and Section 9.2(b), Moon shall be entitled to contest, compromise and settle any adjustment to any Tax Item that is proposed, asserted or assessed in connection with any Tax Proceeding with respect to any Separate Entity Tax Return prepared by Moon or a Moon Entity pursuant to Section 2.2; provided, that to the extent that any aspect of such Tax Proceeding relates to SpinCo Taxes or would reasonably be expected to materially adversely affect the Tax position of SpinCo or any SpinCo Entity, or Clover or any Clover Entity, Moon shall (i) keep SpinCo informed in a timely manner of the actions proposed to be taken by Moon with respect to such aspects of such Tax Proceeding, (ii) permit SpinCo to participate (at SpinCo’s cost and expense) in such aspects of such Tax Proceeding, and (iii) not settle any such aspect of such Tax Proceeding without the prior written consent of SpinCo, which shall not be unreasonably withheld, delayed or conditioned.

(ii)        Except as set forth in Section 9.2(a) and Section 9.2(b), SpinCo shall be entitled to contest, compromise and settle any adjustment to any Tax Item that is proposed, asserted or assessed in connection with any Tax Proceeding with respect to any Separate Entity Tax Return prepared by SpinCo or a SpinCo Entity pursuant to Section 2.2; provided, that to the extent that any aspect of such Tax Proceeding relates to Moon Taxes or would reasonably be expected to materially adversely affect the Tax position of Moon or any Moon Entity, SpinCo shall (i) keep Moon informed in a timely manner of the actions proposed to be taken by SpinCo with respect to such aspects of such Tax Proceeding, (ii) permit Moon to participate (at Moon’s cost and expense) in such aspects of such Tax Proceeding, and (iii) not settle any such aspect of such Tax Proceeding without the prior written consent of Moon, which shall not be unreasonably withheld, delayed or conditioned.

(d)         Distribution Taxes.  Notwithstanding the other provisions of this Section 9.2, Moon shall be entitled to contest, compromise and settle any Tax Proceeding relating to the Intended Tax Treatment or that would otherwise give rise to Distribution Taxes; provided, that to the extent that any aspect of such Tax Proceeding (i) would reasonably be expected to materially adversely affect the Tax position of SpinCo or a SpinCo Entity, or Clover or any Clover Entity, or (ii) Clover and SpinCo have previously acknowledged their potential liability under this Agreement for any Distribution Tax-Related Losses arising out of such Tax Proceeding in writing, Moon shall (A) keep SpinCo informed in a timely manner of the actions proposed to be taken by Moon with respect to such aspects of such Tax Proceeding, (B) permit SpinCo to participate (at SpinCo’s cost and expense) in such aspects of such Tax Proceeding, and (C) not settle any such aspect of such Tax Proceeding without the prior written consent of SpinCo, which shall not be unreasonably withheld, delayed or conditioned.

(e)         Non-Income Tax Returns.  The Party responsible for preparing the applicable Tax Return in accordance with the terms of this Agreement shall be entitled to contest, compromise and settle any adjustment that is proposed, asserted or assessed pursuant to any Tax Proceeding with respect to any Tax Return other than an Income Tax Return, provided, that to the extent that any aspect of such Tax Proceeding relates to Taxes for which the other Party is liable under this Agreement or would reasonably be expected to materially adversely affect the Tax position of the other Party, the first Party shall (i) keep the other Party informed in a timely manner of the actions proposed to be taken by the first Party with respect to such aspects of such Tax Proceeding, (ii) permit the other Party to participate (at such other Party’s cost and expense) in such aspects of such Tax Proceeding, and (iii) not settle any such aspect of such Tax Proceeding without the prior written consent of the other Party, which shall not be unreasonably withheld, delayed or conditioned.

ARTICLE X

Interest Payments

Section 10.1        Interest Under This Agreement.  Anything herein to the contrary notwithstanding, to the extent an Indemnifying Party makes a payment of interest to an Indemnified Party under this Agreement with respect to the period from the date that the Indemnified Party made a payment of Tax to a Tax Authority to the date that the Indemnifying Party reimbursed the Indemnified Party for such Tax payment, the interest payment shall be treated as interest expense to the Indemnifying Party (deductible to the extent provided by law) and as interest income by the Indemnified Party (includible in income to the extent provided by law).  The amount of the payment shall not be adjusted to take into account any associated Tax Benefit to the Indemnifying Party or increase in Tax to the Indemnified Party.

ARTICLE XI

Disagreements

Section 11.1        Discussion.  The Parties mutually desire that collaboration will continue between them.  Accordingly, the Parties will, and will cause the respective members of their Groups to, use reasonable efforts to resolve via bilateral discussion all disagreements in respect of their respective rights and obligations under this Agreement.  In furtherance thereof, in the event of any dispute or disagreement between any member of the Moon Group and any member of the Clover Group or SpinCo Group as to the interpretation of any provision of this Agreement or the performance of the other Party’s obligations hereunder, representatives of each of the Parties, including members of their respective Tax departments, shall negotiate in good faith to resolve such dispute. The Parties agree that the dispute resolution procedures specified in this Article XI shall be the sole and exclusive procedures for the resolution of disputes; provided, however, that any Party may seek a preliminary injunction or other preliminary judicial relief in aid of arbitration before any court of competent jurisdiction if such action is necessary to avoid irreparable damage. Despite such action, the Parties shall continue to participate in good faith in the procedures specified in this Article XI.

Section 11.2        Referral to Independent Arbiter.  In the event any dispute between the Parties as to any matter covered by this Agreement is not resolved by bilateral discussion, the Parties shall appoint, with respect to any matter requiring the determination of the Parties’ rights and obligations under this Agreement, a U.S. law firm of national standing or, with respect any other matter, an internationally recognized independent public accounting firm (in each case, the “Independent Arbiter”) to resolve such dispute.  In this regard, the Independent Arbiter shall make determinations with respect to the disputed items based solely on representations made by Moon, SpinCo and Clover and their respective representatives, and not by independent review, and shall function only as an expert and not as an arbitrator.  The Parties shall require the Independent Arbiter to resolve all disputes no later than thirty (30) days after the submission of such dispute to the Independent Arbiter, and agree that all decisions by the Independent Arbiter with respect thereto shall be final and conclusive and binding on the Parties.  The Independent Arbiter shall resolve all disputes in a manner consistent with this Agreement and, to the extent not inconsistent with this Agreement, in a manner consistent with Past Practices, except as otherwise required by applicable Law.  The Parties shall require the Independent Arbiter to render all determinations in writing and to set forth, in reasonable detail, the basis for such determination.  The fees and expenses of the Independent Arbiter shall be borne by the Parties based on the inverse of the percentage that the Independent Arbiter’s resolution of the disputed items (before such allocation) bears to the total amount of the disputed items as originally submitted to the Independent Arbiter (for example, if the total amount of the disputed items as originally submitted to the Independent Arbiter equals $1,000 and the Independent Arbiter awards $600 in favor of the first Party’s position, sixty percent (60%) of the fees and expenses of the Independent Arbiter would be borne by the other Party and forty percent (40%) of the fees and expenses of the Independent Arbiter would be borne by the first Party); provided, that if the matters referred to the Independent Arbiter cannot reasonably be reduced to monetary amounts (e.g., if such matters relate to the Parties’ rights and obligations under this Agreement) the Independent Arbiter shall make a good faith allocation of such fees and expenses based on the foregoing principle.

ARTICLE XII

Term and Costs

Section 12.1        Effective Date.

(a)         Except as expressly set forth in this Agreement, as between Moon and SpinCo, this Agreement shall become effective upon the consummation of the Distribution, and as between the Moon, SpinCo and Clover, this Agreement shall become effective upon the consummation of the Merger.

(b)         As of the date hereof, (i) all prior intercompany Tax allocation agreements or arrangements between one or more members of the Moon Group, on the one hand, and one or more members of the SpinCo Group, on the other hand, shall be terminated; and (ii) amounts due under such agreements as of the date hereof shall be settled as of the date hereof.  Upon such termination and settlement, no further payments by or to Moon or by or to SpinCo, with respect to such agreements shall be made, and all other rights and obligations resulting from such agreements between the Parties and their Affiliates shall cease at such time.

Section 12.2        Survival.  The representations and warranties set forth in this Agreement shall each survive the Distribution and Merger.  The covenants and agreements set forth in this Agreement shall each survive until the full performance of all covenants and agreements set forth herein, in accordance with their terms.  Notwithstanding anything in this Agreement to the contrary, this Agreement shall remain in effect and its provisions shall survive for one year after the full period of all applicable statutes of limitation (giving effect to any extension, waiver or mitigation thereof) and, with respect to any claim hereunder initiated prior to the end of such period, until such claim has been satisfied or otherwise resolved.

Section 12.3        Expenses.  Except as otherwise provided in this Agreement, each Party and its Affiliates shall bear their own expenses incurred in connection with preparation of Tax Returns, Tax Proceedings, and other matters related to Taxes under the provisions of this Agreement.

Section 12.4        Payments.  Except as otherwise specified herein, any payment required to be made pursuant to this Agreement shall be made within sixty (60) days of notice thereof (including the reasonable basis of the demand therefor).  All payments required to be made between the Parties under this Agreement shall be made in immediately available funds.

Section 12.5        Interest.  Any payment required to be made under this Agreement shall bear interest at the rate equal to the “prime” rate as published in the Wall Street Journal, Eastern Edition, for the period from and including the Due Date (in the case of any amount relating to payment of Taxes or filing of a Tax Return), or otherwise the date immediately following the date the obligation originally accrued (after accounting for any grace period), through and including the date of payment.

ARTICLE XIII

General Provisions

Section 13.1        Notices.  All notices and other communications among the Parties shall be in writing and shall be deemed to have been duly given (a) when delivered in person, (b) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (c) when delivered by FedEx or other nationally recognized overnight delivery service or (d) when delivered by email (so long as the sender of such email does not receive an automatic reply from the recipient’s email server indicating that the recipient did not receive such email), addressed as follows:

If to Moon or, prior to the Distribution, to SpinCo, then to:

Ingersoll-Rand plc
170/175 Lakeview Dr.
Airside Business Park, Swords, Co. Dublin, Ireland
Attention: Evan M. Turtz

Email:	Evan_Turtz@irco.com

with a copy (which shall not constitute notice) to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, NY 10019

Attention:	Jeffrey B. Samuels
Steven J. Williams

Email:	jsamuels@paulweiss.com
swilliams@paulweiss.com

If to Clover or, following the Distribution, to SpinCo, then to:

Gardner Denver Holdings, Inc.
222 East Erie Street, Suite 500
Milwaukee, Wisconsin 53202
Attention: Andy Schiesl

Email: andy.schiesl@gardnerdenver.com

with a copy (which shall not constitute notice) to:

Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, NY 10017

Attention:	Marni Lerner
Mark Pflug

Email:	mlerner@stblaw.com; mpflug@stblaw.com

A Party may change the address for receiving notices under this Agreement by providing written notice of the change of address to the other Parties.

Section 13.2        Assignment, Successors, Beneficiaries.  No Party may assign its rights or delegate its duties under this Agreement without the written consent of the other Parties, and any attempted assignment or delegation in breach of this Section 13.2 shall be null and void.  This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their permitted successors (including but not limited to any successor of Moon or SpinCo succeeding to the Tax attributes of either under Section 381 of the Code) and assigns.  Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the parties specifically contemplated hereby, any rights or remedies under or by reason of this Agreement.

Section 13.3        Waiver.  The Parties may waive a provision of this Agreement only by a writing signed by the Party intended to be bound by the waiver.  A Party is not prevented from enforcing any right, remedy or condition in the Party’s favor because of any failure or delay in exercising any right or remedy or in requiring satisfaction of any condition, except to the extent that the Party specifically waives the same in writing.  A written waiver given for one matter or occasion is effective only in that instance and only for the purpose stated.  A waiver once given is not to be construed as a waiver for any other matter or occasion.  Any enumeration of a Party’s rights and remedies in this Agreement is not intended to be exclusive, and a Party’s rights and remedies are intended to be cumulative to the extent permitted by law and include any rights and remedies authorized in law or in equity.

Section 13.4        Severability.  If any provision of this Agreement or any Transaction Document, or the application of any provision to any Person or circumstance, is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect.  The Parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the Parties.

Section 13.5        Authority.  Each of the Parties represents to the other that (a) it has the corporate or other requisite power and authority to execute, deliver and perform this Agreement, (b) the execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate or other action, (c) it has duly and validly executed and delivered this Agreement, and (d) this Agreement is a legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and general equity principles.

Section 13.6        Further Assurances.  Moon will cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth in this Agreement or in any other Transaction Document to be performed by any member of the Moon Group.  SpinCo will cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth in this Agreement or in any other Transaction Document to be performed by any member of the SpinCo Group.  Each Party (including its permitted successors and assigns) further agrees that it will (a) give timely notice of the terms, conditions and continuing obligations contained in this Section 13.6 to all of the other members of its Group, and (b) cause all of the other members of its Group not to take any action inconsistent with such Party’s obligations under this Agreement, any other Transaction Document or the transactions contemplated hereby or thereby.

Section 13.7        Integration.  This Agreement, together with each of the exhibits and schedules appended hereto constitutes the final agreement among the Parties, and is the complete and exclusive statement of the Parties’ agreement on the matters contained herein.  All prior and contemporaneous negotiations and agreements among the Parties with respect to the matters contained herein are superseded by this Agreement, as applicable.  In the event of any inconsistency between this Agreement and the Separation and Distribution Agreement, or any other agreements relating to the transactions contemplated by the Separation and Distribution Agreement, with respect to matters addressed herein, the provisions of this Agreement shall control.

Section 13.8        Rules of Construction.  Unless the context of this Agreement otherwise requires:

(a)          (A) Words of any gender include each other gender and neuter form; (B) words using the singular or plural number also include the plural or singular number, respectively; (C) derivative forms of defined terms will have correlative meanings; (D) the terms “hereof,” “herein,” “hereby,” “hereto,” “herewith,” “hereunder” and derivative or similar words refer to this entire Agreement; (E) the terms “Article,” “Section,” “Annex,” “Exhibit,” and “Schedule,” refer to the specified Article, Section, Annex, Exhibit, or Schedule  of this Agreement and references to “paragraphs” or “clauses” shall be to separate paragraphs or clauses of the Section or subsection in which the reference occurs; (F) the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation,” (G) the word “or” shall be disjunctive but not exclusive, (H) provisions shall apply, when appropriate, to successive events and transactions.

(b)         References to documents (including this Agreement) or Laws shall be deemed to include references to such document or Law as amended, supplemented or modified from time to time in accordance with its terms and the terms hereof, as applicable, and in effect at any given time (and, in the case of any Law, to any successor provisions).

(c)         References to any federal, state, local, non-U.S. or supranational statute or other Law shall include all regulations promulgated thereunder.

(d)         References to any Person include references to such Person’s successors and permitted assigns, and in the case of any Governmental Authority, to any Person succeeding to its functions and capacities.

(e)         The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(f)          The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent.  The Parties acknowledge that each Party and its attorney has reviewed and participated in the drafting of this Agreement and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting Party, or any similar rule operating against the drafter of an agreement, shall not be applicable to the construction or interpretation of this Agreement.

(g)         Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified.  If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.

(h)         The phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.”

(i)          The term “writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form.

(j)          All monetary figures shall be in United States dollars unless otherwise specified.

Section 13.9        Governing Law; Submission to Jurisdiction; Waiver of Trial.

(a)          This Agreement, and all actions (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance hereof (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement) shall be governed by and construed in accordance with the Law of the State of Delaware, without regard to the choice of law or conflicts of law principles of any jurisdiction.  The Parties expressly waive any right they may have, now or in the future, to demand or seek the application of a governing Law other than the Law of the State of Delaware.

(b)         Each of the Parties hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Court of Chancery of the State of Delaware (or, if such court shall not have jurisdiction, any federal court of the United States of America sitting in Delaware, of if jurisdiction is not then available in such federal court, then in any Delaware state court siting in New Castle County) and any appellate court from any appeal thereof (the “Chosen Courts”) in any Action arising out of or relating to this Agreement or the Transaction Documents or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the Parties hereby irrevocably and unconditionally (i) agrees not to commence any such Action except in such courts, (ii) agrees that any claim in respect of any such Action may be heard and determined in the Chosen Courts, (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such Action in the Chosen Courts and (iv) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such Action in the Chosen Courts.  Each of the Parties agrees that a final judgment in any such Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.  Each Party irrevocably consents to service of process in the manner provided for notices in Section 13.1.  Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by Law.

(c)         EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, AND ANY OF THE TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.  EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (III) IT MAKES SUCH WAIVERS VOLUNTARILY AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 13.9(c).

Section 13.10      Specific Performance.  In the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement or any Transaction Document (except as otherwise provided therein), the Party who is, or is to be, thereby aggrieved shall have the right to specific performance and injunctive or other equitable relief (on an interim or permanent basis) in respect of its rights under this Agreement or such other Transaction Document.  The Parties agree that the remedies at law for any breach or threatened breach, including monetary damages, are inadequate compensation for any loss and that any defense in any Action for specific performance that a remedy at law would be adequate is waived.  Any requirements for the securing or posting of any bond with such remedy are waived by each of the Parties to this Agreement.

Section 13.11      Counterparts.  This Agreement may be executed in two or more counterparts (including by electronic or .pdf transmission), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  Delivery of any signature page by facsimile, electronic or .pdf transmission shall be binding to the same extent as an original signature page.

Section 13.12      Moon or SpinCo Affiliates.  If, at any time, Moon, SpinCo or Clover acquires or forms one or more Affiliates that are includable in the Moon Group, SpinCo Group or Clover Group, as the case may be, such entities shall be subject to this Agreement and all references to the Moon Group, SpinCo Group or Clover Group, as the case may be, herein shall thereafter include a reference to such Affiliates.  For the avoidance of doubt, as of the Effective Time, this Agreement shall be binding on Clover and Clover shall be subject to the obligations and restrictions imposed on SpinCo hereunder, except to the extent that such obligations and restrictions are obligations of SpinCo as to periods prior to the Distribution Time, and any restrictions applicable to SpinCo shall apply to Clover mutatis mutandis.

IN WITNESS WHEREOF, each Party has caused this Agreement to be executed on its behalf by a duly authorized officer on the date first set forth above.

INGERSOLL-RAND PLC

By:	/s/ Sara W. Brown
Name:	Sara W. Brown
Title:	Assistant Secretary

INGERSOLL-RAND LUX INTERNATIONAL HOLDING COMPANY S.À R.L.

By:	/s/ Pascal Campaignolle
Name:	Pascal Campaignolle
Title:	A-Manager

INGERSOLL-RAND SERVICES COMPANY

By:	/s/ Sara W. Brown
Name:	Sara W. Brown
Title:	Assistant Secretary

INGERSOLL-RAND U.S. HOLDCO, INC.

By:	/s/ Sara W. Brown
Name:	Sara W. Brown
Title:	Assistant Secretary

GARDNER DENVER HOLDINGS, INC.

By:	/s/ Andrew Schiesl
Name:	Andrew Schiesl
Title:	Vice President, General Counsel, Chief Compliance Officer and Secretary